Exhibit 99.1

September 7, 2007

Bert Knorr

Dear Bert,

I’m pleased to confirm that you have been promoted to the position of Vice-President, Technology reporting to me. Congratulations on this well-deserved promotion.

Your new salary of $205,000 will be effective September 10th, and will be reflected in your September 28th paycheck. Your Management Incentive Plan target will remain the same at 25% of your base salary.

You will also be awarded a stock option grant of 25,000 options, which will be presented to the Board or its designee for approval as soon as possible. The exercise price for your options will be the closing price of LookSmart, Ltd. as quoted on the NASDAQ exchange on the day your option grant is approved. The stock administrator, Chesca Meraz, will contact you within two weeks of that date to obtain your signature on a stock option agreement. Your stock option grant will vest over four years of active employment, with a vesting commencement date of September 10, 2007. Your options will vest monthly, in increments equal to 1/48 of the grant award.

I know you will be successful in helping to drive the company forward!

Sincerely,

/s/ Ted West
Ted West
CEO and President